Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

24,057,143 SHARES OF CLASS B COMMON STOCK

OF

AMC ENTERTAINMENT HOLDINGS, INC.

Pursuant to Section 243(b)

of the General Corporation Law

of the State of Delaware

AMC Entertainment Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1. Pursuant to the Corporation’s Third Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on December 17, 2013, the Corporation is authorized to issue 75,826,927 shares of Class B common stock, each with a par value of $0.01 per share (the “Class B Common Stock”).  All 75,826,927 shares of Class B Common Stock were issued.

2. 24,057,143 shares of Class B Common Stock have been repurchased by the Corporation and the Third Amended and Restated Certificate of Incorporation of the Corporation provides that such shares of Class B Common Stock may not be reissued by the Corporation.

3. The Board of Directors of the Corporation has adopted resolutions retiring the 24,057,143 shares of Class B Common Stock that have been repurchased by the Corporation.

4. Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the filing of this Certificate of Retirement, the Third Amended and Restated Certificate of Incorporation of the Corporation shall be amended so as to reduce the total authorized number of shares of the capital stock of the Corporation by 24,057,143 shares, such that the total number of authorized shares of the Corporation shall be 625,942,857 such shares consisting of 524,173,073 shares designated Class A Common Stock, 51,769,784 shares designated Class B Common Stock, and 50,000,000 shares designated Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 1st day of November, 2018.

AMC ENTERTAINMENT HOLDINGS, INC.

By: __/s/ Kevin Connor_____________________

Name: Kevin Connor

Title: Senior Vice President, General Counsel and Secretary